Exhibit 24.1

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Timothy J. Jordan and Douglas T. Dietrich his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign a Registration Statement in connection with the registration of 889,000 shares of Common Stock of the Company for issuance under the Company’s 2015 Stock Award and Incentive Plan, and any or all amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Joseph C. Breunig _______________________ Joseph C. Breunig	Director	October 16, 2024
/s/ John J. Carmola _______________________ John J. Carmola	Director	October 16, 2024
/s/ Robert L. Clark _______________________ Robert L. Clark	Director	October 16, 2024
/s/ Alison A. Deans _______________________ Alison A. Deans	Director	October 16, 2024
/s/ Franklin L. Feder _______________________ Franklin L. Feder	Director	October 16, 2024
/s/ Kristina M. Johnson _______________________ Kristina M. Johnson	Director	October 16, 2024
/s/ Rocky Motwani _______________________ Rocky Motwani	Director	October 16, 2024
/s/ Carolyn K. Pittman _______________________ Carolyn K. Pittman	Director	October 16, 2024
/s/ Marc E. Robinson _______________________ Marc E. Robinson	Director	October 16, 2024